                                                               EXHIBIT NO. 2.14


================================================================================


                            STOCK PURCHASE AGREEMENT

                                  by and among

                              FELIX EQUITIES, INC.,

                             FELIX INDUSTRIES, INC.,

                          FELIX EQUITIES OF FLA. INC.,

                            THE SELLERS NAMED HEREIN

                                       and

                         LINC.NET ACQUISITION CORP. III




                           Dated as of August 3, 2000


================================================================================

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
ARTICLE I

         CERTAIN DEFINITIONS.............................................     2
         1.1      Definitions............................................     2

ARTICLE II

         PURCHASE AND SALE OF THE SHARES.................................     7
         2.1      Basic Transaction......................................     7
         2.2      Closing Transactions...................................     7
         2.3      Purchase Price.........................................     8

ARTICLE III

         CONDITIONS TO CLOSING...........................................    10
         3.1      Conditions to Buyer's Obligations......................    10
         3.2      Conditions to Sellers' Obligations.....................    13

ARTICLE IV

         [Intentionally Omitted].........................................    14

ARTICLE V

         REPRESENTATIONS AND WARRANTIES CONCERNING
         THE COMPANIES AND SELLERS.......................................    14
         5.1      Capacity, Organization, Corporate Power and Licenses...    14
         5.2      Capital Stock and Related Matters; Title to Shares.....    15
         5.3      Authorization; Noncontravention........................    15
         5.4      Subsidiaries...........................................    16
         5.5      Financial Statements...................................    16
         5.6      Accounts Receivable....................................    17
         5.7      Inventory..............................................    17
         5.8      Absence of Undisclosed Liabilities.....................    17
         5.9      No Material Adverse Effect.............................    18
         5.10     Absence of Certain Developments........................    18
         5.11     Assets.................................................    20
         5.12     Contracts and Commitments..............................    21
         5.13     Intellectual Property Rights...........................    23


                                       -i-


         5.14     Litigation.............................................    24
         5.15     Compliance with Laws...................................    25
         5.16     Environmental and Safety Matters.......................    25
         5.17     Employees..............................................    27
         5.18     Employee Benefits Plans................................    27
         5.19     Insurance..............................................    29
         5.20     Tax Matters............................................    29
         5.21     Sellers Brokerage and Transaction Bonuses..............    31
         5.22     Bank Accounts..........................................    32
         5.23     Names and Locations....................................    32
         5.24     Affiliate Transactions.................................    32
         5.25     Service Warranties.....................................    32
         5.26     Customers and Suppliers................................    32
         5.27     Disclosure.............................................    33

ARTICLE VI

         REPRESENTATIONS AND WARRANTIES OF BUYER.........................    33
         6.1      Organization and Power.................................    33
         6.2      Capitalization.........................................    33
         6.3      Authorization..........................................    33
         6.4      No Violation...........................................    34
         6.5      Governmental Authorities and Consents..................    34
         6.6      Litigation.............................................    34
         6.7      Brokerage..............................................    34

ARTICLE VII

         [Intentionally Omitted].........................................    34

ARTICLE VIII

         ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING..................    34
         8.1      Survival of Representations and Warranties.............    34
         8.2      Indemnification........................................    35
         8.3      Mutual Assistance......................................    39
         8.4      Non-Competition; Non-Solicitation......................    39
         8.5      Press Release and Announcements........................    41
         8.6      Expenses...............................................    41
         8.7      Specific Performance...................................    41


                                      -ii-


         8.8      Further Assurances.....................................    42
         8.9      Confidentiality........................................    42
         8.10     Tax Matters............................................    42
         8.11     Use of Felix Name......................................    45
         8.12     Surety Bonds...........................................    45

ARTICLE IX

         MISCELLANEOUS...................................................    45
         9.1      Amendment and Waiver...................................    45
         9.2      Notices................................................    46
         9.3      Successors and Assigns.................................    47
         9.4      Severability...........................................    47
         9.5      Captions; Interpretation...............................    48
         9.6      No Third-Party Beneficiaries...........................    48
         9.7      Complete Agreement.....................................    48
         9.8      Counterparts...........................................    48
         9.9      Delivery by Facsimile..................................    48
         9.10     Governing Law..........................................    49
         9.11     Schedules..............................................    49


                             EXHIBITS AND SCHEDULES


Exhibits:
---------

Exhibit A-1     -     Employment Agreement
Exhibit A-2     -     Employment Agreement
Exhibit B-1     -     Executive Purchase Agreement
Exhibit B-2     -     Executive Purchase Agreement
Exhibit C       -     Stockholders Agreement
Exhibit D       -     Registration Agreement
Exhibit E       -     Real Estate Lease
Exhibit F       -     Form of Opinion of Counsel for Sellers and the Companies


Schedules:
----------

Permitted Liens Schedule
Schedule of Sellers
Bank Account Schedule
Restrictions Schedule
Capital Stock and Related Matters Schedule
Financial Statements Schedule
Contracts Schedule
Developments Schedule
Assets Schedule
Leased Real Property Schedule
Intellectual Property Schedule
Litigation Schedule
Permits Schedule
Environmental Schedule
Employees Schedule
Employee Benefits Schedule
Insurance Schedule
Taxes Schedule
Permitted Distributions Schedule
Names and Locations Schedule
Affiliated Transactions Schedule
Customers and Suppliers Schedule
Buyer Brokerage Schedule
Indemnification Schedule

                             INDEX OF DEFINED TERMS


                                                                           PAGE

Accounting Firm.........................................................    9
Affiliate...............................................................    2
Affiliated Group........................................................    2
Agreement...............................................................    2
Applicable Rate.........................................................    2
Buyer...................................................................    2
Buyer Parties...........................................................   35
CERCLA..................................................................    3
Closing.................................................................    7
Closing Date............................................................    7
Closing Indebtedness....................................................    8
Code....................................................................    3
Companies...............................................................    2
Company.................................................................    2
Confidential Information................................................    3
Employment Agreements...................................................   11
Encumbrance.............................................................    3
Encumbrances............................................................    7
Environmental and Safety Requirements...................................    3
Equities................................................................    2
ERISA...................................................................    4
Estimated Purchase Price................................................    8
Excess Distributions....................................................    4
Executive Purchase Agreement............................................   11
Executive Securities....................................................    4
Felix Purchase Agreements...............................................   11
Final  Purchase Price...................................................    9
Final Purchase Price Statement..........................................    8
Florida.................................................................    2
GAAP....................................................................    4
Governmental Approvals..................................................   10
Guaranty................................................................    4
HSR Act.................................................................    4
Income Tax Payable......................................................    4
Indebtedness............................................................    4
Indemnitee..............................................................   37
Indemnitor..............................................................   37
Industries..............................................................    2
Intellectual Property Rights............................................    5


                                       -v-


Investment..............................................................    5
Leased Real Property....................................................   20
Leased Realty...........................................................   20
Lien....................................................................    5
Linc.net................................................................    5
Losses..................................................................   35
March Balance Sheet.....................................................   16
Material Adverse Effect.................................................    5
MT&T Credit Line........................................................    5
Multiemployer Plan......................................................   28
Notice of Disagreement..................................................    8
Permitted Liens.........................................................    5
Permitted Tax Distributions.............................................    6
Person..................................................................    6
Plan....................................................................   27
Purchase Price..........................................................    8
Purchase Price Statement................................................    8
Real Estate Leases......................................................   12
Registration Agreement..................................................   12
Restricted Covenants....................................................   40
Restricted Territories..................................................   39
S Corps.................................................................   31
Securities Act..........................................................    6
Seller..................................................................    2
Seller Period Taxes.....................................................   43
Seller Representative...................................................    6
Sellers.................................................................    2
September Balance Sheet.................................................   16
Stockholders Agreement..................................................   11
Straddle Tax Returns....................................................   43
Subsidiary..............................................................    6
Tax.....................................................................    6
Tax Returns.............................................................    7
Third-Party Approvals...................................................   10
Treasury Regulations....................................................    7


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of August 3, 2000, by and among Felix Equities, Inc., a New York corporation ("EQUITIES"), Felix Industries, Inc., a New York corporation ("INDUSTRIES"), Felix Equities of Fla. Inc., a Florida corporation ("FLORIDA" and, together with Equities and Industries, the "COMPANIES" and each individually, a "COMPANY"), Felix M. Petrillo, an individual resident of the State of New York, Carol Petrillo, an individual resident of the State of New York, Felix J. Petrillo, an individual resident of the State of New York, Michael Petrillo, an individual resident of the State of New York, (each of Felix M. Petrillo, Carol Petrillo, Felix J. Petrillo and Michael Petrillo, a "SELLER" and, collectively, the "SELLERS"), and Linc.net Acquisition Corp. III, a Delaware corporation ("BUYER").

         WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the "SHARES") of each of the Companies; and

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Shares.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.1 DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "AFFILIATE" of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "CONTROL" (including the terms "CONTROLLING," "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such "control" will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

         "AFFILIATED GROUP" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which a Company is or has been a member.

         "APPLICABLE RATE" means the prime rate of interest reported by the WALL STREET JOURNAL from time to time.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CODE" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "COMPANY TRANSACTION" means any (a) reorganization, liquidation, dissolution or recapitalization of any of the Companies, (b) merger or consolidation involving any of the Companies, (c) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of any of the Companies (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving any of the Companies or their businesses or assets.

         "CONFIDENTIAL INFORMATION" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial information, services or research or development of the Companies or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Companies' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights

         "ENCUMBRANCE" means any Lien, charge, security interest, claim, pledge, Tax, option, warrant, right, contract, call, commitment, equity, demand, proxy, voting agreement, restriction on transfer (other than restrictions on transfer under the Securities Act and applicable state securities laws) or other encumbrance.

         "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon), each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCESS DISTRIBUTIONS" means an amount equal to the excess (if any) by which the aggregate distributions (other than distributions in the amount of $4,913,320 set forth in the third and fourth columns of the Permitted Distributions Schedule) made by the S Corps to the Sellers since September 30, 1999 exceed the Permitted Tax Distributions.

         "EXECUTIVE SECURITIES" means the shares of Linc.net's Preferred Stock and Common Stock issued to certain Sellers pursuant to the respective Executive Purchase Agreements between each such Seller and Linc.net.

         "GAAP" means United States generally accepted accounting principles, as in effect from time to time.

         "GUARANTY" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INCOME TAX PAYABLE" means an amount equal to the income or franchise tax payable of Industries as of the Closing Date calculated in accordance with GAAP consistently applied, plus any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

         "INDEBTEDNESS" means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers' acceptances issued for the account of such Person, (iv) all obligations arising from cash/book overdrafts, (v) all obligations arising from deferred compensation arrangements,
(vi) all obligations of such Person secured by a Lien, (vii) all Guaranties of such Person in connection with any of the foregoing, (viii) all capital lease obligations, (ix) all deferred rent, (x) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business which are not past due), (xi) all other liabilities classified as non-current liabilities in accordance with GAAP as of the

Closing Date, and (xii) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

         "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, recipes, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information),
(vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         "INVESTMENT" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person, and (ii) any capital contribution by such Person to any other Person.

         "LIEN" means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

         "LINC.NET" means Linc.net, Inc., a Delaware corporation and parent of Buyer.

         "MATERIAL ADVERSE EFFECT" means a material and adverse effect or development upon the business, operations, assets, liabilities, financial condition, value, business prospects, operating results, cash flow, net worth or employee, customer or supplier relations of the Companies or their Subsidiaries.

         "M&T CREDIT LINE" shall mean the Revolving Loan Agreement dated as of February 11, 2000 among Equities, Manufacturers and Traders Trust Company, a New York banking corporation, and the Guarantors named therein.

         "PERMITTED LIENS" means (i) Liens that are set forth on the PERMITTED LIENS SCHEDULE attached hereto, (ii) Liens for Taxes not delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Companies' financial statements in accordance with GAAP, (iii) statutory landlord's, mechanic's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business, and (iv) Liens arising from zoning ordinances which are not violated by current use or occupancy of any real property.

         "PERMITTED TAX DISTRIBUTIONS" means, with respect to each Seller, an amount equal to (A) 32.5% of such Seller's pro rata share of each S Corp's items of gross income net of all items of loss and deduction, computed pursuant to the provisions of Section 1366 or 702, as applicable, of the Code for the period from October 1, 1999 through the day immediately preceding the Closing Date, less (B) any tax credits for such period.

         "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "SELLER REPRESENTATIVE" means Felix M. Petrillo.

         "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

         "TAX" means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability of the Companies for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability of the

Companies for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "TAX RETURNS" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

         "TREASURY REGULATIONS" means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES

         2.1 BASIC TRANSACTION. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Encumbrances.

         2.2   CLOSING TRANSACTIONS.

         (a) CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, 60601, at 9:00 a.m. local time on August 3, 2000, or at such other time and/or place as is mutually agreeable to the parties, or, if any of the conditions to Closing set forth in Article III have not been satisfied at or waived by the party entitled to the benefit thereof on or prior to such date, on the second business day following satisfaction or waiver of such conditions (the "CLOSING DATE").

         (b)   DELIVERIES. At the Closing:

              (i) Buyer shall pay to each Seller an amount equal to (A) the percentage set forth opposite such Seller's name on the SCHEDULE OF SELLERS attached hereto, MULTIPLIED BY (B) an amount equal to the Estimated Purchase Price, by wire transfer of immediately available funds to the accounts set forth on the BANK ACCOUNT SCHEDULE;

              (ii) Sellers shall deliver to Buyer (A) certificates representing the Shares (to the extent certificated) duly endorsed in blank or accompanied by duly executed stock powers, with appropriate transfer stamps (if any) affixed thereto, and (B) to the extent not certificated, duly executed forms of assignment for such Shares;

              (iii) the Companies, Sellers and Buyer, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such party under Article III below; and

              (iv) Sellers shall deliver to Buyer all corporate books and records, including stock ledgers and minute books and other similar property of the Companies in their possession.

       2.3    PURCHASE PRICE.

       (a) The aggregate purchase price to be paid for the Shares (the "PURCHASE PRICE") shall be an amount equal to $91,700,000, MINUS (i) an amount equal to the amount (if any) by which all Indebtedness (other than the amount of Indebtedness incurred immediately prior to Closing to fund Permitted Tax Distributions) of the Companies existing as of the end of the business day immediately preceding the Closing Date as shown on the Final Purchase Price Statement (as defined in Section 2.3(c) below and as prepared in accordance with the provisions thereof) (the "CLOSING INDEBTEDNESS") is more than $6,300,000, PROVIDED THAT any purchase price adjustment relating to the Closing Indebtedness shall not exceed $1,000,000, MINUS (ii) $794,159.86, MINUS (iii) the Income Tax Payable, and MINUS (iv) any Excess Distributions.

       (b) Not less than two days prior to the Closing, the Seller Representative will present to Buyer a good faith estimate of the Purchase Price (the "PURCHASE PRICE STATEMENT"), including an estimate of the components of, and the resulting calculation of, the Purchase Price (the "ESTIMATED PURCHASE PRICE").

       (c) Within 120 days following the Closing Date, Buyer shall deliver to the Seller Representative a Purchase Price calculation (in its final and binding form, the "FINAL PURCHASE PRICE STATEMENT"), setting forth the Closing Indebtedness, the Income Tax Payable, the Excess Distributions and the resulting Purchase Price calculated with reference to such amounts. The Final Purchase Price Statement shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with GAAP and shall set forth the Closing Indebtedness, the Income Tax Payable, the Excess Distributions and the resulting Purchase Price calculated with reference thereto on a combined and consolidated basis. Sellers shall cooperate as reasonably requested in connection with the preparation of the Final Purchase Price Statement. During the 20-day period immediately following the Seller Representative's receipt of the Final Purchase Price Statement, Sellers shall be permitted to review the Companies' books and records and the Companies' working papers related to the preparation of the Final Purchase Price Statement and determination of the Purchase Price. The Final Purchase Price Statement shall become final and binding upon the parties 20 days following the Seller Representative's receipt thereof, unless Sellers shall give written notice of their disagreement (a "NOTICE OF DISAGREEMENT") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Sellers reasonably and in good faith determine that the Final Purchase Price Statement and the resulting Purchase Price calculated with reference thereto delivered by Buyer has not been determined in accordance with the guidelines and procedures set forth in this Agreement. If a timely Notice of Disagreement is received by Buyer, then the Final Purchase Price Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, or (y) the date all matters in dispute are finally resolved in writing by the New York office of PricewaterhouseCoopers LLP or, to the extent that they are unable or unwilling to act as the accounting firm, another "big five" accounting firm (other than Ernst & Young) selected by the parties (the "ACCOUNTING FIRM"). During the 20 days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall be permitted to review Sellers' and their representatives' working papers relating to the Notice of Disagreement. At the end of the 20-day period referred to above, the parties shall submit to the Accounting Firm for review and resolution of all matters (but only such matters) that remain in dispute and that were properly included in the Notice of Disagreement. The parties shall instruct the Accounting Firm to make a final determination of the Closing Indebtedness, the Income Tax Payable, the Excess Distributions and the resulting Purchase Price calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will cooperate with the Accounting Firm during the term of its engagement. The parties shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand. The parties shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyer and Sellers which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Final Purchase Price Statement and the determination of the Closing Indebtedness, the Income Tax Payable, the Excess Distributions and the resulting Purchase Price calculated with reference thereto shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which final resolution shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters). The fees and expenses of the Accounting Firm shall be shared equally by Buyer, on the one hand, and Sellers, on the other hand; PROVIDED THAT if the Purchase Price as finally determined by the Accounting Firm is not at least 10% greater than Buyer's calculation of the Purchase Price then the Sellers shall pay all of the fees and expenses of the Accounting Firm.

       (d)    Promptly after the Final Purchase Price Statement and the

determination of the Closing Indebtedness, the Income Tax Payable, the Excess Distributions and the resulting Purchase Price calculated with reference to such amounts become final and binding on the parties under Section 2.3(c) above, the Estimated Purchase Price shall be recalculated by giving effect to the final and binding Closing Indebtedness, Income Tax Payable and Excess Distributions (as recalculated, the "FINAL PURCHASE PRICE"). If the Estimated Purchase Price is greater than the Final Purchase Price, Sellers shall, and if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall, within three business days after the Final Purchase Price Statement becomes final and binding on the parties, make payment by wire transfer to Buyer or Sellers, as the case may be, in immediately available funds of the amount of such difference, together with interest thereon at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.


                                   ARTICLE III

                              CONDITIONS TO CLOSING

       3.1 CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

       (a) The representations and warranties in Article V hereof that are subject to materiality qualifications shall be true and correct in all respects at and as of the Closing and the representations and warranties contained in
Article V hereof that are not subject to materiality qualifications shall be true and correct in all material respects at and as of the Closing, and each of Sellers and the Companies shall have performed in all material respects all of the covenants and agree ments required to be performed by Sellers and the Companies hereunder prior to the Closing;

       (b) Sellers and the Companies shall have received or obtained all third-party consents, authorizations, waivers and approvals that are necessary
(i) for the consummation of the transactions contemplated hereby, or (ii) to prevent a breach of or default under, or a termination, modification or acceleration of, any instrument, contract, lease, license or other agreement identified on the attached RESTRICTIONS SCHEDULE (collectively, the "THIRD-PARTY APPROVALS"), in each case on terms reasonably satisfactory to Buyer;

       (c) Buyer and the Companies shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby, or (ii) for Buyer to own the Shares and to operate the businesses of and control the Companies following the Closing (including any required approvals from the State of New York), in each case on terms and conditions reasonably satisfactory to Buyer, and all applicable waiting periods under the HSR Act shall have expired or been terminated (collectively, the "GOVERNMENTAL APPROVALS");

       (d) No suit, action or other proceeding shall be pending or threatened before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the Shares or operate the businesses of or control the Companies, or (iv) affect adversely the right of the Companies to own their respective assets or control their respective businesses, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

       (e) Since September 30, 1999, there shall have been no material adverse change or development or the discovery of an event or occurrence which could be expected to have a material adverse change or development in the business, financial condition, value, operating results, assets, liabilities, operations, business prospects, cash flow, net worth or customer, supplier or employee relations of the Companies taken as a whole (as determined by Buyer in its sole discretion);

       (f) Sellers shall have delivered to the Companies all property owned by the Companies that is currently used by any persons who are not full-time employees of the Companies;

       (g) The Companies shall have obtained and delivered to Buyer a letter of consent and estoppel and/or a landlord lien waiver agreement from each lessor of Leased Realty and the Real Estate Leases in form and substance reasonably satisfactory to Buyer and Buyer's lender and their special counsel;

       (h) The respective employment arrangements between any Company and each of the Sellers shall have been terminated. Felix M. Petrillo shall have entered into an agreement for employment with the Companies in form substantially the same as that attached hereto as EXHIBIT A-1 and Felix J. Petrillo shall have entered into an agreement for employment with the Companies in form substantially the same as that attached hereto as EXHIBIT A-2 (the "EMPLOYMENT AGREEMENTS"), and all of such agreements shall be in full force and effect at the Closing;

       (i) Each of Felix M. Petrillo and Felix J. Petrillo shall have entered into an executive stock purchase agreement with Linc.net providing for the purchase, in the aggregate, of $7,000,000 of capital stock of Linc.net, each in form substantially the same as that attached hereto as EXHIBIT B-1 (the "FELIX PURCHASE AGREEMENTS"), and each of such agreements shall be in full force and effect at the Closing;

       (j) Each of Michael Petrillo and Maria Elena Petrillo shall have entered into an executive stock purchase agreement with Linc.net providing for the purchase, in the aggregate, of $2,000,000 of capital stock of Linc.net, each in form substantially the same as that attached hereto as EXHIBIT B-2 (together with the Felix Purchase Agreements, the "EXECUTIVE PURCHASE AGREEMENTS"), and each of such agreements shall be in full force and effect at the Closing;

       (k) Each of Felix M. Petrillo, Felix J. Petrillo, Michael Petrillo and Maria Elena Petrillo shall have entered into the Amended and Restated Stockholders Agreement, dated as of June 12, 2000, among Linc.net and the stockholders of Linc.net attached hereto as EXHIBIT C (the "STOCKHOLDERS AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

       (l) Each of Felix M. Petrillo, Felix J. Petrillo, Michael Petrillo and Maria Elena Petrillo shall have entered into the Amended and Restated Registration Agreement, dated as of June

12, 2000, among Linc.net and the stockholders of Linc.net attached hereto as EXHIBIT D (the "REGISTRATION AGREEMENT"), and such agreement shall be in full force and effect at the Closing;

       (m) One of the Companies shall have entered into agreements for the lease of (i) 290 East 132nd Street, Bronx, New York with F&M Properties LLC,
(ii) 1165 Longwood Avenue, Bronx, New York with F&M Properties LLC and (iii) 154 Route 202, Lincolndale, New York with F.M.P. Holding Corp., each in form substantially the same as that attached hereto as EXHIBIT E (the "REAL ESTATE LEASES"), and the Real Estate Leases shall be in full force and effect at the Closing;

       (n) Buyer shall have received from McMillan Constabile LLP, counsel for Sellers and the Companies, an opinion with respect to the matters set forth in EXHIBIT F attached hereto, which shall be addressed to Buyer and Buyer's lenders, dated as of the Closing Date, and in form and substance reasonably satisfactory to Buyer and Buyer's lenders;

       (o) Buyer shall have received evidence (in form and substance satisfactory to Buyer) that the Companies' and Sellers' legal counsel, investment bankers and other agents and representatives have been paid in full and that the Companies have no liability to any of their or Sellers' legal counsel, investment bankers, agents or representatives;

       (p) The Companies shall have obtained releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Companies and the Companies shall have obtained and delivered to Buyer and Buyer's lenders payoff letters with respect to all Indebtedness for borrowed money outstanding as of the Closing (in each case on terms and conditions satisfactory to Buyer);

       (q) Sellers and the Companies shall have delivered to Buyer copies of the Companies' interim monthly and year-to-date financial statements;

       (r) The Companies' and their Subsidiaries' aggregate Indebtedness shall not exceed $13,000,000;

       (s) The Companies' auditors, Marden, Harrison & Kreuter shall have consented to the use of their audited financial statements of the Companies and their Subsidiaries as of and for the periods ending September 30, 1999, September 30, 1998 and September 30, 1997 by Linc.net in any filing made by Linc.net with the Securities and Exchange Commission; and

       (t) Sellers shall have delivered to Buyer (i) a certificate signed by each of the Companies, dated the Closing Date, stating that the conditions specified in subsections (a) through (s) above (other than subsection (n) above) have been satisfied as of the Closing; (ii) a certificate from Sellers and the Companies indicating their good faith and best estimates of (A) the Closing Indebtedness (B) the Income Tax Payable and (C) the Excess Distributions; (iii) copies of all Third-Party Approvals and Governmental Approvals; (iv) certified copies of the resolutions of the Companies' board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (v) the resignations, effective as of the Closing, of each director of each Company; (vi) good standing certificates for each of the Companies from their respective jurisdictions of incorporation and each jurisdiction in which such Company is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; (vii) elections under Code Section 338(h)(10) for each of the S Corps on Form 8023 (and any corresponding state or local income tax elections), in accordance with its instructions and the Temporary Regulations under Code Section 338(h)(10) (such elections shall be left blank so as to allow for the allocation of the Purchase Price in accordance with Section 8.10(d)(iv) hereof), and executed by each Seller; and (viii) such other documents or instruments as are required to be delivered by Sellers or the Companies at the Closing pursuant to the terms hereof or that Buyer reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

         All proceedings to be taken by Sellers and the Companies in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer and its special counsel. Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed by Buyer.

         3.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following condi tions at or prior to the Closing:

         (a) The representations and warranties made by Buyer in Article VI hereof shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it hereunder prior to the Closing;

         (b) All applicable waiting periods under the HSR Act shall have expired or been otherwise terminated;

         (c) No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority wherein an unfavorable injunction, judgment, order, decree or ruling would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

         (d) Linc.net shall have executed and delivered the Stockholders Agreement, and the Stockholders Agreement shall be in full force and effect as of the Closing;

         (e) Linc.net shall have executed and delivered the Registration Agreement, and the Registration Agreement shall be in full force and effect as of the Closing;

         (f) Linc.net shall have executed and delivered each of the Executive Purchase Agreements, and each of the Executive Purchase Agreements shall be in full force and effect as of the Closing; and

         (g) At the Closing, Buyer shall have delivered to the Seller Representative (i) a certificate signed by Buyer, dated the date of the Closing, stating that the conditions specified in subsection (a) above have been satisfied and that the waiting period under the HSR Act has expired or been terminated, (ii) certified copies of the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and (iii) such other documents or instruments as are required to be delivered by Buyer at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

         All proceedings to be taken by Buyer in connection with the consummation of the trans actions contemplated hereby and all documents required to be delivered by Buyer to effect the trans actions contemplated hereby reasonably requested by Sellers or the Seller Representative shall be reasonably satisfactory in form and substance to Sellers. Any condition specified in this
Section 3.2 may be waived if such waiver is set forth in a writing duly executed by Sellers.


                                   ARTICLE IV

                             [Intentionally Omitted]


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES CONCERNING
                            THE COMPANIES AND SELLERS

         As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each Seller and the Companies hereby jointly and severally represent and warrant to Buyer that:

         5.1 CAPACITY, ORGANIZATION, CORPORATE POWER AND LICENSES. Each Seller has full power, authority and legal capacity to enter into this Agreement and the other documents contemplated hereby to which such Seller is a party and to perform his or her obligations hereunder and thereunder. Each of Equities and Industries is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Each of the Companies possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement. The copies of the certificate or articles of incorporation and by-laws for each Company, which have been furnished to Buyer's special counsel, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the stockholders and board of directors), the stock certificate books and the stock record books of the Companies are correct and complete in all material respects. None of the Companies is in default under or in violation of any provision of its certificate or articles of incorporation or by-laws. The attached CAPITAL STOCK AND RELATED MATTERS SCHEDULE sets forth a list of the officers and directors of each of the Companies.

         5.2 CAPITAL STOCK AND RELATED MATTERS; TITLE TO SHARES. The entire authorized, issued and outstanding capital stock of each of the Companies and the par value per share of such capital stock is set forth on the CAPITAL STOCK AND RELATED MATTERS SCHEDULE attached hereto. Each Seller is the record owner of, and has good and marketable title to, all of the outstanding shares of common stock of the Companies set forth opposite such Seller's name on the SCHEDULE OF SELLERS, free and clear of all Encumbrances. At the Closing, Sellers shall sell to Buyer good and marketable title to the Shares, free and clear of all Encumbrances. None of the Companies has outstanding any stock, equity or other securities convertible or exchangeable for any capital stock, or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock, or any stock or securities convertible into or exchangeable for its capital stock, or any stock appreciation rights or phantom stock plan. None of the Companies is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock. None of the Companies has violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock. All of the outstanding shares of the Companies' capital stock have been duly authorized, validly issued and are fully paid and nonassessable. Except as set forth on the CAPITAL STOCK AND RELATED MATTERS SCHEDULE attached hereto, there are no agreements between the Companies' stockholders with respect to the voting or transfer of the Companies' capital stock, or with respect to any other aspect of the Companies' affairs.

         5.3 AUTHORIZATION; NONCONTRAVENTION. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Companies are a party have been duly authorized by each of the Companies, and no other corporate act or other proceeding on the part of the Companies or the boards of directors of the Companies is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of the Companies and Sellers and constitutes a valid and binding obligation of each of the Companies and Sellers, enforceable against each in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Companies or any Seller is a party, when executed and delivered by the Companies or such Seller(s), as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms. Except as set forth on the attached RESTRICTIONS SCHEDULE and except for any filing, notice or authorization required pursuant to the HSR Act, the execution and delivery by the Companies and Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Companies or any Seller(s) is a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Companies and Sellers do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien upon any of the Companies' capital stock or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, the Companies' charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation to which any of the Companies or any Seller is subject, or any agreement, instrument, license, permit, order, judgment or decree to which the Companies or any Seller is subject. None of the Companies or any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

         5.4 SUBSIDIARIES. None of the Companies has or has ever had any Subsidiaries other than (i) F.M.P. Holding Corp., a New York corporation and wholly-owned subsidiary of Industries, which was distributed to the stockholders of Industries prior to the Closing and (ii) C and F Equipment Corp., a New York corporation and wholly-owned subsidiary of Industries, which was merged with and into Industries on July 2, 1996. None of the Companies owns or holds the right to acquire any shares of stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person.

         5.5 FINANCIAL STATEMENTS. Attached hereto as the FINANCIAL STATEMENTS SCHEDULE are the following financial statements and open contracts schedule:

         (a) the audited combined and consolidated balance sheet of the Companies as of September 30, 1999 (after giving effect to the "Entries to be Posted" chart attached thereto, the "SEPTEMBER BALANCE SHEET"), September 30, 1998 and September 30, 1997, and the related statements of income and cash flows for the fiscal years then ended as audited by Marden, Harrison & Kreuter and the footnotes thereto;

         (b) the combined and consolidated balance sheet of the Companies as of March 31, 2000 (after giving effect to the "Entries to be Posted" chart attached thereto, the "MARCH BALANCE SHEET") and the related statements of income and cash flows for the six-month period then ended;

         (c) the reviewed combined and consolidated balance sheet of the Companies as of March 31, 1999, March 31, 1998 and March 31, 1997, and the related statements of income and cash flows for the six-month periods then ended as reviewed by Marden, Harrison & Kreuter; and

         (d) the schedule of open contracts as of June 15, 2000 and July 15, 2000;

Each of the foregoing financial statements (after giving effect to the "Entries to be Posted" chart attached thereto) and schedule of open contracts (including in all cases the notes thereto, if any) is accurate and complete, is consistent with the books and records of the Companies (which, in turn, are accurate and complete), fairly presents the financial condition and operating results of the Companies and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of unaudited financial statements to the absence of footnote disclosures (none of which footnote disclosures would, alone or in the aggregate be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Companies taken as a whole). Except as set forth on the FINANCIAL STATEMENTS SCHEDULE, since the date of the September Balance Sheet, there have been no changes in the Companies' reserve or accrual amounts or policies.

         5.6 ACCOUNTS RECEIVABLE. All accounts and notes receivable reflected on the September Balance Sheet, the March Balance Sheet and all accounts and notes receivable reflected on the books and records of the Companies generated after the date of the March Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the ordinary course of business and are current and collectible at the aggregate recorded amount therefor as shown on the September Balance Sheet, the March Balance Sheet and on the books and records of the Companies, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP). No Person has any Lien on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

         5.7 INVENTORY. The Companies' inventory consists of a quantity and quality usable and salable in the ordinary course of business consistent with past practice, is not obsolete, defective, damaged or slow-moving, is merchantable and fit for its intended use, subject only to the reserves for inventory write-down set forth on the face of the September Balance Sheet and the March Balance Sheet (rather than the notes thereto) and as determined in accordance with GAAP. The amount and mix of the Companies' inventory are consistent with past practice. Inventory valuations are recorded on the books and records of the Companies, and are reflected on the face of the September Balance Sheet and the March Balance Sheet, in accordance with GAAP consistently applied.

         5.8 ABSENCE OF UNDISCLOSED LIABILITIES. None of the Companies has or will have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Companies, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the September Balance Sheet, (b) liabilities and obligations which have arisen after the date of the September Balance Sheet in the ordinary course of business and accurately reflected on the Companies' books and records (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), (c) obligations under contracts and commitments described on the attached CONTRACTS SCHEDULE and (d) obligations under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on the CONTRACTS SCHEDULE pursuant to Section 5.12 below (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).

         5.9 NO MATERIAL ADVERSE EFFECT. Since September 30, 1999 there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect. Since September 30, 1999, each of the Companies has conducted its business only in the ordinary course of business consistent with past practice.

         5.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth on the attached DEVELOPMENTS SCHEDULE, since September 30, 1999, none of the Companies has:

         (a) issued any notes, bonds or other debt securities or any capital stock, or other equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

         (b) borrowed any amount or incurred or become subject to any material liabilities, except (i) current liabilities incurred in the ordinary course of business consistent with past practice, or (ii) liabilities for borrowings pursuant to the M&T Credit Line incurred in the ordinary course of business consistent with past practice;

         (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business;

         (d) declared, set aside or made any payment or distribution of cash (other than Permitted Tax Distributions) or other property to any of its stockholders with respect to such stockholder's capital stock or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

         (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

         (f) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled or forgiven any debts or claims;

         (g) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary confidential information to any Person (other than to Buyer and its Affiliates and other than in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

         (h) made or granted any bonus or any wage or salary increase to any employee (including officers) or group of employees who receive more than $40,000 in annual compensation from the Companies or made or started any bonus or any wage or salary increase with respect to any employee (including officers) or group of employees who receive less than $40,000 in annual compensation outside the ordinary course of business (except as required by pre-existing contracts described on the attached CONTRACTS SCHEDULE), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or entered into, amended or terminated any collective bargaining agreement or other agreement;

         (i) implemented any plant closing or other layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, regulation or ordinance;

         (j) suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $25,000 in the aggregate;

         (k) made capital expenditures or commitments therefor that amount in the aggregate to more than $25,000;

         (l) delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

         (m) made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to the Companies' employees in the ordinary course of business consistent with past practice);

         (n) made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

         (o) suffered any damage, destruction or casualty loss exceeding in the aggregate $25,000 whether or not covered by insurance;

         (p) made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice, including changes in reserve or accrual amounts or policies (whether or not in the ordinary course of business or consistent with past practice);

         (q) made any Investment in or taken any steps to incorporate any Subsidiary;

         (r) amended its certificate or articles of incorporation, by-laws or other organizational documents;

         (s) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

         (t) taken any action or failed to take any action that has, had or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing;

         (u) entered into any contract other than in the ordinary course of business consistent with past practice, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or materially changed any business practice; or

         (v)   agreed, whether orally or in writing, to do any of the foregoing.

         5.11  ASSETS.

         (a) The Companies have good and marketable title to, or a valid leasehold interest in, all properties and assets used by the Companies, located on their premises or shown on the September Balance Sheet, the March Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business since the date of the September Balance Sheet and the March Balance Sheet and except for Liens disclosed on the September Balance Sheet and the March Balance Sheet (including any notes thereto) and Permitted Liens). The Companies own, have a valid leasehold interest in or have the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. All of the Companies' buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the Companies' business as presently conducted and as presently proposed to be conducted. All such assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances. The attached ASSETS SCHEDULE sets forth and describes in reasonable detail the actual out-of-pocket capital expenditures (as determined in accordance with GAAP) made by the Companies during the twelve-months ended September 30, 1999 and the twelve-months ended March 31, 2000.

         (b) None of the Companies owns any real property or possesses any right to acquire any real property. The LEASED REAL PROPERTY SCHEDULE attached hereto contains a complete list of all real property leased or subleased by the Companies (individually "LEASED REAL PROPERTY" and collectively, the "LEASED REALTY"). The Companies have previously delivered to Buyer's special counsel complete and accurate copies of each of the leases for the Leased Realty (the "REALTY LEASES"). With respect to each Realty Lease: (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect after the Closing; (ii) neither the Companies nor any other party to the Realty Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, could constitute such a breach or default or permit termination, modification or acceleration under the Realty Lease; (iii) no party to the Realty Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Realty Lease; (v) the Realty Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (vi) the Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Realty Lease.

         (c) F&M Properties LLC has fee simple title to the real property located at 290 East 132nd Street, Bronx, New York and 1165 Longwood Avenue, Bronx, New York which is leased to the Companies pursuant to the Real Estate Leases, free and clear of all Liens, except Permitted Liens and does not lease or sublease the properties to any Person other than the Companies and does not allow any Person other than the Companies to use such properties.

         (d) F.M.P. Holding Corp. has fee simple title to the real property located at 154 Route 202, Lincolndale, New York which is leased to the Companies pursuant to a Real Estate Lease, free and clear of all Liens, except Permitted Liens and does not lease or sublease the property to any Person other than the Companies and does not allow any Person other than the Companies to use such property.


         5.12  CONTRACTS AND COMMITMENTS.

         (a) Except as set forth on the attached CONTRACTS SCHEDULE, none of the Companies is a party to or bound by any written or oral:

              (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrange ments, contracts with any multi-employer organization or association for the purpose of collective bargaining or collective bargaining agreement administration, or subcontractor for whose non-compliance with collective bargaining agreements any of the Companies are liable;

              (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to officers, directors or Affiliates;

              (iii) contract under which the Companies have advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

              (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Companies;

              (v)    Guaranty, performance bond or similar agreement;

              (vi) lease or agreement under which the Companies is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

              (vii) lease or agreement under which the Companies is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Companies;

              (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $25,000, other than purchase and sales orders incurred in the ordinary course of business;

              (ix) assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights);

              (x) warranty agreement with respect to its services rendered or its products sold or leased;

              (xi) agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

              (xii)  sales, distribution, supply or franchise agreement;

              (xiii) agreement with a term of more than six months which is not terminable by the Companies upon less than 30 days' notice without penalty and involves a consideration in excess of $25,000 annually;

              (xiv) contract regarding voting, transfer or other arrangements related to the Companies' capital stock or warrants, options or other rights to acquire any of the Companies' capital stock;

              (xv) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

              (xvi) any other agreement which is material to its operations and business prospects or involves a consideration in excess of $25,000 annually.

         (b) All of the contracts, leases, agreements and instruments set forth or required to be set forth on the CONTRACTS SCHEDULE are valid, binding and enforceable in accordance with their respective terms and will be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby. Except as set forth on the CONTRACTS SCHEDULE, (i) each of the Companies and their respective subcontractors has performed all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, lease, agreement or instrument to which the Companies are subject; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Companies under any contract, lease, agreement or instrument to which the Companies are subject; (iii) none of the Companies has any present expectation or intention of not fully performing all such obligations; (iv) no partially-filled or unfilled customer purchase order or sales order is subject to cancellation or any other material modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) neither the Companies nor any Seller has knowledge of any breach or anticipated breach by the other parties to any contract, lease, agreement, instrument or commitment to which they are parties. None of the Companies is a party to any contract, agreement or commitment the performance of which could reasonably be expected to have a Material Adverse Effect.

         (c) Buyer's counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached CONTRACTS SCHEDULE, together with all amendments, waivers or other changes thereto.

         5.13  INTELLECTUAL PROPERTY RIGHTS.

         (a) The attached INTELLECTUAL PROPERTY SCHEDULE contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights owned or, to the Companies' or any Seller's knowledge, used by the Companies,
(ii) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of the Companies, and (iii) material unregistered Intellectual Property Rights owned or used by the Companies. The attached INTELLECTUAL PROPERTY SCHEDULE also contains a complete and accurate list of all licenses and other rights granted by the Companies to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Companies with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Companies own and possess all right, title and interest to, or have the right to use pursuant to a valid and enforceable license, all Intellectual Property Rights necessary for the operation of the businesses of the Companies as presently conducted and as presently proposed to be conducted, free and clear of all Liens. Without limiting the generality of the foregoing, the Companies own and possess all right, title and interest in and to all Intellectual Property Rights created or developed by the Companies' employees and independent contractors or under the direction or supervision of the' employees or independent contractors relating to the businesses of the Companies or to the actual or demonstratively anticipated research or development conducted by the Companies. Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, the loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Companies has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Intellectual Property Right is threatened, pending or, to the Companies' or any Seller's knowledge, reasonably foreseeable. The Companies have taken all necessary steps to maintain and protect the Intellectual Property Rights which they own and use. To the Companies' and Sellers' knowledge, the owners of any Intellectual Property Rights licensed to the Companies have taken commercially reasonable action to maintain and protect the Intellectual Property Rights which are subject to such licenses.

         (b) Except as set forth on the attached INTELLECTUAL PROPERTY SCHEDULE, (i) there have been no claims made against the Companies asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Rights owned or used by the Companies and, to the Companies' and each Seller's knowledge, there is no basis for any such claim, (ii) neither the Companies nor any Seller has received any notices of, and has no knowledge of any facts that indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that the Companies license any rights from a third party), (iii) the conduct of the Companies' businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons, and (iv) to the Companies' and each Seller's knowledge, the Intellectual Property Rights owned by or licensed to the Companies have not been infringed, misappropriated or conflicted by other Persons. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Companies' right, title or interest in and to the Intellectual Property Rights listed (or required to be listed) on the INTELLECTUAL PROPERTY SCHEDULE and all of such Intellectual Property Rights shall be owned or available for use by the Companies on identical terms and conditions immediately after the Closing.

         (c) Except as disclosed on the INTELLECTUAL PROPERTY SCHEDULE, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related computer systems or software that are used or relied on by Companies in the conduct of its business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         5.14 LITIGATION. Except as set forth on the attached LITIGATION SCHEDULE and matters for which the Companies are fully insured, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Companies' or any Seller's knowledge, threatened against or affecting the Companies or their assets (or to the Companies' or any Seller's knowledge, pending or threatened against or affecting any of the officers, directors or employees of the Companies with respect to their business or proposed business activities), or pending or threatened by the Companies against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); none of the Companies is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Companies' or any Seller's knowledge, there is no basis for any of the foregoing. The foregoing includes, without limitation, actions pending or threatened involving the prior employment of any of the Companies' employees, their use in connection with the Companies' businesses of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. None of the Companies is subject to any judgment, order or decree of any court or other governmental agency, and none of the Companies has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Companies' or any Seller's knowledge, threatened against or affecting any Seller in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

         5.15  COMPLIANCE WITH LAWS.

         (a) Each of the Companies has complied and is in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets. No notices have been received by and no claims have been filed against the Companies alleging a violation by any of the Companies or their respective subcontractors of any such laws, ordinances, codes, rules, requirements or regulations. None of the Companies has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

         (b) Each of the Companies holds and is in compliance with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties (including as the same relate to Environmental and Safety Requirements), and the attached PERMITS SCHEDULE sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No notices have been received by the Companies alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Companies immediately after the Closing.

         5.16 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth on the attached ENVIRONMENTAL SCHEDULE:

         (a) Each of the Companies and their respective Affiliates has complied with and is in compliance with all Environmental and Safety Requirements.

         (b) Without limiting the generality of the foregoing, each of the Companies and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of their businesses.

         (c) None of the Companies has received any oral or written notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental and Safety Requirements.

         (d) Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called "transaction-triggered" or "responsible property transfer" laws and regulations).

         (e) None of the following exists at any property or facility owned, occupied or operated by the Companies: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or other disposal areas.

         (f) None of the Companies or their respective Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any hazardous substance) or owned, occupied or operated any facility or property (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental and Safety Requirements.

         (g) No facts, events or conditions relating to the past or present facilities, properties or operations of the Companies, or any of their respective predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to on-site or off-site releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

         (h) None of the past or present properties or facilities of the Companies is listed on any local, state or federal lists or registries of contaminated, potentially-contaminated or waste disposal sites.

         (i) To the knowledge of the Companies, no spills, releases, disposal or any other environmental condition exists or has occurred on any real property adjoining or in the vicinity of any property or facility of the Companies.

         (j) None of the Companies has, either expressly or by operation of law, assumed, undertaken or otherwise become subject to, any liability including any obligation for corrective, investigatory or remedial action of any other Person relating to any Environmental and Safety Requirements.

         (k) The Sellers and each of the Companies have furnished to Buyer all environmental audits, reports and other material environmental documents (whether completed or commenced) relating to the current and former operations and facilities of the Companies and their respective Affiliates, which are in their possession, custody or control.

         5.17 EMPLOYEES. The attached EMPLOYEES SCHEDULE correctly sets forth the name, job title and current annual salary of each of the Companies' employees receiving more than $40,000 in annual compensation and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on the attached EMPLOYEES SCHEDULE, (a) none of the Companies is aware that any executive or key employee of the Companies or any group of employees of the Companies has any plans to terminate employment with the Companies; (b) the Companies have complied with all laws relating to the employment of labor (including provisions thereof relating to wages, hours, safety and health, equal opportunity, collective bargaining and the payment of social security and other Taxes), and none of the Companies is aware that it has any labor relations problems (including any union organization activities, work jurisdictional disputes, claims by labor organizations for indemnification against contractual defaults by the Companies' subcontractors, threatened or actual strikes or work stoppages or material grievances); and (c) neither the Companies nor any of their respective employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Companies, except for agreements between the Companies and their present and former employees. The EMPLOYEES SCHEDULE sets forth the bonuses paid and reasonably expected to be paid to the Companies' officers and employees during calendar years 1999 and 2000 (through the Closing Date) and for the fiscal year ended September 30, 1999.

         5.18  EMPLOYEE BENEFITS PLANS.

         (a) The attached EMPLOYEE BENEFITS SCHEDULE sets forth an accurate and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), at any time maintained, sponsored, or contributed to by the Companies, or with respect to which the Companies have any liability or potential liability. Each such item listed on the attached EMPLOYEE BENEFITS SCHEDULE is referred to herein as a "PLAN."

         (b) Except as set forth on the attached EMPLOYEE BENEFITS SCHEDULE, the Companies do not have any obligation to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any "multiemployer plan" (as defined in Section 3(37) of ERISA) ("MULTIEMPLOYER PLAN") or any employee benefit plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA), whether or not terminated. With respect to each Multiemployer Plan, (i) none of the Companies has incurred, or reasonably expects to incur, a complete or partial withdrawal under Section 4201 of ERISA,
(ii) each of the Companies has made or accrued for all required contributions to such plan on a timely basis and will have made all such contributions as of the Closing Date, and (iii) such plan is not insolvent or in reorganization, nor does it have an accumulated funding deficiency, and none of the Companies knows of any reason why such plan would become insolvent or be in reorganization or have an accumulated funding deficiency in the foreseeable future.

         (c) The Companies do not have any obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

         (d) Except as set forth on the EMPLOYEE BENEFITS SCHEDULE under the heading "Profit Sharing Plans," the Companies does not maintain, contribute to or have any liability or potential liability under (or with respect to) any employee benefit plan that is a "defined contribution plan" (as defined in Section 3(34) of ERISA), whether or not terminated.

         (e) For purposes of this Section 5.18, the term "Companies" includes all entities treated as a single employer with the Companies pursuant to Section 414 of the Code.

         (f) With respect to the Plans, all required or recommended (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing will have been made or properly accrued or reserved for on the September Balance Sheet or the March Balance Sheet, as applicable. None of the Plans has any unfunded liabilities which are not reflected on the September Balance Sheet or the March Balance Sheet, as applicable.

         (g) The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws. Neither the Companies nor any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Companies or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to the Companies' or any Seller's knowledge, threatened which could result in or subject the Companies to any liability, and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims. No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Companies.

         (h) Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code, and there are no circumstances which would adversely affect the qualified status of any such Plan.

         (i) The Companies have provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

         5.19 INSURANCE. The attached INSURANCE SCHEDULE contains a description of each insurance policy maintained by the Companies with respect to its properties, assets and businesses, setting forth the type of coverage, the annual premiums and deductibles, the coverage amounts therefor and an indication whether such policy is on a "claims made" or "incurrence" basis, and each such policy is in full force and effect. None of the Companies is in default with respect to its obligations under any insurance policy maintained by it, and none of the Companies has been denied insurance coverage. The insurance coverage of the Companies is of a kind and type routinely carried by corporations of similar size engaged in similar lines of business. No insurer has advised any of the Companies that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. Except as set forth on the INSURANCE SCHEDULE, no insurer has denied or threatened to deny any claim that any of the Companies has made against such insurer. Except as set forth on the INSURANCE SCHEDULE, none of the Companies has any self-insurance or co-insurance programs, and the reserves set forth on the September Balance Sheet and the March Balance Sheet are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

         5.20  TAX MATTERS.

         (a) Each of the Companies has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate. The attached TAXES SCHEDULE lists all federal, state, local and foreign Tax Returns filed with respect to any of the Companies for taxable periods that ended on or after September 30, 1997. All Taxes due and payable by the Companies (whether or not shown or required to be shown on any Tax Return) have been paid and the Companies have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party. All Taxes accrued but not yet due are accrued on the September Balance Sheet, accrued on the March Balance Sheet and included in the Income Tax Payable amount.

         (b)   Except as set forth on the attached TAXES SCHEDULE:

              (i) none of the Companies has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

              (ii) none of the Companies has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

              (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Companies;

              (iv) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Companies' or any Seller's knowledge, threatened against or with respect to the Companies;

              (v) the Companies do not reasonably expect any taxing authority to claim or assess any amount of additional Taxes against the Companies;

              (vi) no claim has ever been made by a taxing authority in a jurisdiction where any of the Companies, respectively, does not file Tax Returns claiming that any of the Companies, respectively, is or may be subject to Taxes assessed by such jurisdiction;

              (vii) none of the Companies has made any election under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

              (viii) none of the Companies has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G;

              (ix) none of the Companies has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii);

              (x) none of the Companies will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date, (B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (C) as a result of any sale reported on the installment method, to include in taxable income any amount from a sale in a taxable period ending on or prior to the Closing Date, or (D) as a result of any prepaid amount received in a taxable period ending on or prior to the Closing Date, to include in taxable income such amount (or portion thereof) for any taxable period (or portion thereof) ending after the Closing Date;

              (xi) none of the Companies (A) is or has been a member of an Affiliated Group, (B) is a party to or bound by any Tax allocation or Tax sharing agreement or (C) has any current or potential contractual obligation to indemnify any Person (other than any of the Companies) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

              (xii) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of any cash or property pursuant to this Agreement;

              (xiii) each of Equities and Florida (collectively, the "S CORPS") has made a valid election under Code Section 1362, effective March 19, 1987 and January 16, 1998, respectively, to be an S corporation for all taxable years since its inception through and including the current year and has made all corresponding valid elections, where required, in the states in which it does business and such elections have not been terminated;

              (xiv)  none of the S Corps has or has ever had any Subsidiary;

              (xv)   none of the Companies will be liable for any Tax under Code
Section 1374 in connection with the deemed sale of their assets caused by the
Section 338(h)(10) Election. None of the Companies has, in the past 10 years,
(A) acquired assets from another corporation in a transaction in which any company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired any stock of any corporation which is a qualified Subchapter S subsidiary;

              (xvi) Since September 30, 1999, the Companies, in the aggregate, have not made distributions to any Sellers (other than distributions agreed to by Buyer relating to Tax periods ending on or prior to September 30, 1999) in order to pay such Seller's federal and state income tax liabilities in excess of Permitted Tax Distributions and the aggregate amount of any distributions made since such date is disclosed on the PERMITTED DISTRIBUTIONS SCHEDULE; and

              (xvii) $1,000,000 of distributions made by the S Corps to the Sellers on March 31, 2000 were used by the Sellers to pay Taxes attributable to S Corp income relating to Tax periods ending on or prior to September 30, 1999.

         5.21 SELLERS BROKERAGE AND TRANSACTION BONUSES. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller or any of the Companies. There are no special bonuses or other similar compensation payable to any employee of the Companies in connection with the transactions contemplated hereby. Sellers shall pay, and hold the Companies, Buyer and its Affiliates harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim or special bonus or other similar compensation.

         5.22 BANK ACCOUNTS. The BANK ACCOUNT SCHEDULE attached hereto lists all of the Companies' bank accounts (designating each authorized signatory and the level of each signatory's authorization).

         5.23 NAMES AND LOCATIONS. Except as set forth on the attached NAMES AND LOCATIONS SCHEDULE, during the five-year period prior to the execution and delivery of this Agreement, none of the Companies or their respective predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Companies are located at the locations set forth on the NAMES AND LOCATIONS SCHEDULE.

         5.24 AFFILIATE TRANSACTIONS. Except as set forth on the attached AFFILIATED TRANSACTIONS SCHEDULE, no officer, director, stockholder, employee or Affiliate of any of the Companies or, to the Companies' or any Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Companies or has any interest in any property used by the Companies (including any Intellectual Property Rights). None of the Companies has paid any fees, expenses or costs of the type described in Section 8.6 below that are to be paid by Sellers pursuant to Section 8.6 below.

         5.25 SERVICE WARRANTIES. All services rendered by the Companies have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Companies has any liability (and, to the Companies' or any Seller's knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such liability) for curing or providing additional services or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the September Balance Sheet and the March Balance Sheet (rather than the notes thereto). No services rendered by the Companies are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale (including as a result of any course of conduct between the Companies and any Person or as a result of any statements in any of the Companies' service or promotional literature). None of the Companies has been notified of any claims for (and neither the Companies nor any Seller has any knowledge of any threatened claims for) any extraordinary warranty obligations or additional services relating to any of its services.

         5.26 CUSTOMERS AND SUPPLIERS. The CUSTOMERS AND SUPPLIERS SCHEDULE attached hereto sets forth (a) a list of the top twenty customers of the Companies (on a consolidated basis) (by volume of revenues from such customers), and (b) a list of the top ten suppliers of the Companies (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal year ended September 30, 1999 and the six-month period ended March 31, 2000 and, with respect to such customers, the committed volume of purchases by such customers for the fiscal year ended September 30, 1999 and the six-month period ended March 31, 2000, and prices related thereto. None of the Companies has received any indication from any material customer of the Companies to the effect that, and none of the

Companies has any reason to believe that, such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying products and services from the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise). None of the Companies has received any indication from any material supplier to the Companies to the effect that, and neither the Companies has any reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Companies (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         5.27 DISCLOSURE. Neither this Article V or any of the Exhibits or Schedules attached hereto nor any of the written statements, documents, certificates or other items prepared and supplied to Buyer or its Affiliates (or their representatives or agents) by or on behalf of the Companies or Sellers in connection with the transactions contemplated hereby, when taken together as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which the Companies have not disclosed to Buyer in writing and of which any of their stockholders, officers, directors or executive employees is aware which has had or would reasonably be expected to have a Material Adverse Effect.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Sellers and the Companies to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and the Companies as follows:

         6.1 ORGANIZATION AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

         6.2 CAPITALIZATION. The authorized capital stock of Buyer consists of 1,000 shares of common stock, of which 1,000 shares of common stock are issued and outstanding. All of such capital stock has been validly issued, is fully paid and nonassessable, and has not been issued in violation of any preemptive rights or rights of refusal. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of Buyer. Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

         6.3 AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         6.4 NO VIOLATION. Buyer is not subject to nor obligated under its certificate of incorporation or by-laws, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         6.5 GOVERNMENTAL AUTHORITIES AND CONSENTS. Except as required pursuant to the HSR Act, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

         6.6 LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer's performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

         6.7 BROKERAGE. Except as set forth on the attached BUYER BROKERAGE SCHEDULE, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

                                   ARTICLE VII

                             [Intentionally Omitted]


                                  ARTICLE VIII

                 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

         (a) the representations and warranties in Section 5.15 (Compliance with Laws), Section 5.16 (Environmental and Safety Matters), Section 5.18 (Employee Benefits Plans) and Section 5.20 (Tax Matters) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof), PLUS thirty (30) days;

         (b) the representations and warranties in Section 5.1 (Capacity, Organization, Corporate Powers and Licenses), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3 (Authorization; Noncontravention), Section 5.4 (Subsidiaries), Section 5.21 (Sellers Brokerage and Transaction Bonuses), Section 6.7 (Buyer Brokerage) and the last sentence of
Section 6.3 (Authorization) shall not terminate; and

         (c) all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate on the second anniversary of the Closing;

PROVIDED THAT any representation or warranty in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section
8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party's officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

         8.2   INDEMNIFICATION.

         (a) INDEMNIFICATION BY SELLERS. Each Seller shall jointly and severally indemnify Buyer and its Affiliates, stockholders, officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the "BUYER PARTIES") and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any loss, liability, diminution in value, lost profit, demand, claim, action, cause of action, cost, damage, consequential damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "LOSSES"), which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any breach by the Companies or any Seller of any representation or warranty made by the Companies or any Seller in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the agreements, certificates or other instruments or documents furnished by the Companies or the Sellers pursuant to this Agreement; (ii) any nonfulfillment or breach of any covenant, agreement or other provision by the Companies or any Seller under this Agreement or any of the Schedules and Exhibits attached hereto; (iii) any action, demand, proceeding, investigation or claim by any Person against or affecting the Companies or any Buyer Party which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties, covenants or agreements of the Companies or any Seller under this Agreement; (iv) any Taxes of the Companies with respect to any Tax year or portion thereof ending on or before the Closing Date as determined pursuant to Section 8.10 hereof; or (v) any of the matters set forth on the INDEMNIFICATION SCHEDULE attached hereto; PROVIDED THAT Sellers shall not have any liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.1 (Capacity, Organization, Corporate Power and Licenses), Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3 (Authorization/ Noncontravention), Section 5.4 (Subsidiaries), Section 5.20 (Tax Matters), Section 5.21(Sellers Brokerage and Transaction Bonuses) and Section 5.24 (Affiliate Transactions)) unless the aggregate of all Losses relating thereto for which Sellers would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $200,000 (and then Sellers shall be liable for only such Losses in excess of the $200,000 deductible amount); and PROVIDED FURTHER that Sellers' aggregate liability under clause (i) above (other than with respect to the representations and warranties contained in Section 5.1 (Capacity, Organization, Corporate Power and Licenses),
Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3 (Authorization/Noncontravention), Section 5.4 (Subsidiaries), Section 5.20 (Tax Matters), Section 5.21 (Sellers Brokerage and Transaction Bonuses) and Section
5.24 (Affiliate Transactions)), shall in no event exceed $25,000,000 (with it being understood, however, that nothing in this Agreement (including this Section 8.2(a)) shall limit or restrict any of the Buyer Parties' rights to maintain or recover any amounts in connection with any action or claim based upon fraudulent misrepresentation or deceit).

         (b) INDEMNIFICATION BY BUYER. Buyer agrees to and shall indemnify Sellers and hold them harmless against any Losses which Sellers may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of the breach by Buyer of any representation, warranty, covenant or agreement made by Buyer in this Agreement; PROVIDED THAT Buyer shall not have any liability unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $200,000 (and then Buyer shall be liable for only such Losses in excess of the $200,000 deductible amount); and PROVIDED FURTHER that Buyer's aggregate liability shall in no event exceed $25,000,000.

         (c) MANNER OF PAYMENT. Except as otherwise provided herein, any indemnification of the Buyer Parties or Sellers pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds from Sellers or Buyer, as the case may be, to an account(s) designated by the applicable Buyer Party or Sellers, as the case may be, within ten days after the determination thereof. Any such indemnification payments shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment. Any amounts owing from Sellers pursuant to this Section 8.2 shall be made directly by Sellers (i) in accordance with the terms of this
Section 8.2(c), and/or (ii) at the option of Buyer, by delivery by Sellers to Buyer of a certificate or certificates representing Executive Securities having an aggregate value (based on the cost of such shares to Sellers as of the Closing), equal to the amounts owing, duly endorsed in blank or accompanied by duly executed stock powers. The Buyer Parties shall be entitled to (but shall not be required to) set-off any amounts due or payable to any of the Buyer Parties by Sellers pursuant to this Section 8.2 against any amounts otherwise due and payable by any of the Buyer Parties or any of their Affiliates to Sellers (including any amounts payable by Buyer in respect of its capital stock). All indemnification payments under this Section 8.2 shall be deemed adjustments to the Purchase Price set forth in Section 2.3(a) above.

         (d) DEFENSE OF THIRD-PARTY CLAIMS. Any Person making a claim for indemnification under this Section 8.2 (an "INDEMNITEE") shall notify the indemnifying party (an "INDEMNITOR") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; PROVIDED THAT the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel acceptable to the Indemnitee to be the lead counsel in connection with such defense; PROVIDED THAT prior to the Indemnitor assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Indemnitor shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification (without regard to any dollar limitations otherwise set forth herein) and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder, and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee, which agreement unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and PROVIDED FURTHER, that:

              (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; PROVIDED THAT the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

              (ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee's reputation or future business prospects; (3) the claim seeks an injunction or equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (5) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); PROVIDED THAT the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; or (6) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

              (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice.

         (e) CERTAIN WAIVERS; ETC. Each Seller hereby agrees that he or she shall not make any claim for indemnification against Buyer, the Companies or any of their respective Affiliates by reason of the fact that such Seller is or was a stockholder, director, officer, manager, member, employee or agent of the Companies or any of their Affiliates or is or was serving at the request of the Companies or any of their Affiliates as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Parties against such Seller pursuant to this Agreement or applicable law or otherwise, and each Seller hereby acknowledges and agrees that he or she shall not have any claim or right to contribution or indemnity from the Companies or any of their Affiliates with respect to any amounts paid by him or her pursuant to this Agreement or otherwise. Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Companies and their Affiliates from any and all liabilities and obligations to it, him or her of any kind or nature whatsoever, whether in his or her capacity as a stockholder, officer, director, manager or member of the Companies or any of their Affiliates or otherwise (including in respect of any rights of contribution or indemnification but excluding compensation otherwise payable as an employee of the Companies), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered in connection herewith) or otherwise at law or equity, and each Seller agrees that he or she shall not seek to recover any amounts in connection therewith or thereunder from the Companies or any of their Affiliates. In no event shall the Companies or any of their Affiliates have any liability whatsoever to any Seller for any breaches of the representations, warranties, agreements or covenants of the Companies hereunder, and in any event no Seller may seek contribution from the Companies or any of their Affiliates in respect of any payments required to be made by a Seller pursuant to this Agreement. Notwithstanding the foregoing, a Seller shall maintain any existing indemnification claim against any Company if (i) the subject matter of such claim is not a breach of any of the provisions of this Agreement, (ii) such Seller is otherwise entitled to be indemnified by such Company pursuant to its charter or bylaws by reason of the fact that such Seller was an officer or director of such Company, and (iii) such Seller is fully exonerated from any wrongdoing with respect to the subject matter of the Seller's indemnification claim.

         8.3 MUTUAL ASSISTANCE. Buyer, the Companies and each Seller agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Sellers, the Companies and Buyer (or any combination thereof) in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

         8.4   NON-COMPETITION; NON-SOLICITATION.

         (a) Each Seller hereby acknowledges that he or she is familiar with the Companies' trade secrets and with other Confidential Information. Each Seller acknowledges and agrees that the Companies would be irreparably damaged if he or she were to provide services to or otherwise participate in the business of any Person competing with the Companies in a similar business and that any such competition by such Seller would result in a significant loss of goodwill by the Companies. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the transaction set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.4. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Shares and the goodwill of the Companies sold by Sellers, that until the fifth anniversary of the Closing, such Seller shall not (and shall cause his or her Affiliates not to), directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories in any business engaged directly or indirectly in excavation work, heavy highway or road construction, paving, utility excavation, pipeline construction, or fiber optic cable or conduit excavation and/or installation; PROVIDED THAT nothing herein shall prohibit a Seller or a Seller's Affiliate from being a passive owner of not more than 2% of the outstanding stock of any class of securities of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. For purposes of this Agreement, "RESTRICTED TERRITORIES" shall mean the United States of America. Each Seller acknowledges that the Companies' businesses have been conducted, or are presently proposed to be conducted, throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Companies' businesses being sold by Sellers pursuant to this

Agreement. Notwithstanding the foregoing, Michael Petrillo shall not be prohibited by this Section 8.4(a) from engaging in the business of residential real estate development, PROVIDED THAT any aspect of such real estate development relating to utility excavation or installation shall be provided to Michael Petrillo by a subcontractor, and Buyer and its Affiliates shall have a right of first refusal to perform such work at the lowest cost bid for such work.

         (b) No Seller may (and each Seller shall cause his or her Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Companies or any of their Affiliates to leave the employ of the Companies or any of their Affiliates, or in any way interfere with the relationship between the Companies or any of their Affiliates and any employee thereof, (ii) hire any person who was an employee of the Companies or any of the Company's Affiliates at any time during the six-month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this
Section 8.4(b) that any such hiring within such six-month period is in violation of clause (i) above), or (iii) for so long as any Seller has continuing obligations under Section 8.4(a) above, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Companies or any of their Affiliates (including any Person that was a customer, supplier or other material business relation of the Company or any of its Subsidiaries or Affiliates at any time during the 12-month period immediately prior to such call, solicit or service) in order to induce or attempt to induce such Person to cease doing business with the Companies or any of their Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Companies or any of its Affiliates (including making any negative statements or communications about the Companies or any of its Affiliates).

         (c)   If, at the time of enforcement of the covenants contained in this
Section 8.4 (the "RESTRICTIVE COVENANTS"), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Companies' business and the substantial investment in the Companies made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by him or her in connection with the sale by such Seller of the Shares and the goodwill of the Companies' business pursuant to this Agreement and not directly or indirectly in connection with such Seller's employment or other relationship with the Company.

         (d) If any Seller or any Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Companies shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Companies or their Affiliates at law or in equity:

              (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Companies and that money damages would not provide an adequate remedy to the Company; and

              (ii) the right and remedy to require Sellers to account for and pay over to the Companies any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

         In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

         8.5 PRESS RELEASE AND ANNOUNCEMENTS. After the Closing, Buyer and the Companies may issue any such releases of information without the consent of any other party hereto.

         8.6 EXPENSES. Except as otherwise provided herein, Sellers and Buyer shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. In addition, Sellers shall pay all fees, costs and expenses of the Companies incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby, and the Companies shall not pay any fees, costs or expenses (including legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby if the transactions are consummated. Notwithstanding the foregoing, Buyer shall reimburse Sellers for up to $50,000 of fees, costs and expenses incurred by the Sellers or the Companies in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. Damages suffered by Buyer for a breach of this Agreement shall in no way be limited by the amounts described in this Section 8.6.

         8.7 SPECIFIC PERFORMANCE. The Companies, the Sellers and Buyer acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Companies, the Sellers and Buyer agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

         8.8 FURTHER ASSURANCES. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request. Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Companies. Sellers shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with the Companies and their Affiliates at any time after the date of this Agreement as were maintained with the Companies and their Affiliates prior to the date of this Agreement.

         8.9 CONFIDENTIALITY. Each Seller agrees not to disclose or use at any time (and each Seller shall cause each of his or her Affiliates not to use or disclose at any time) any Confidential Information, except to the extent that such disclosure or use is directly related to and required by the performance of such Seller's duties to the Companies as an officer or employee. Each Seller further agrees to take all appropriate steps (and to cause each of his or her Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Seller or any Affiliate of a Seller is required by law to disclose any Confidential Information, Sellers shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and Sellers shall cooperate with Buyer and the Companies to preserve the confidentiality of such information consistent with applicable law.

         8.10  TAX MATTERS.

         (a) TAX PERIODS ENDING ON OR BEFORE SEPTEMBER 30, 1999. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to September 30, 1999 or for which the date of measurement for such Tax occurs prior to September 30, 1999 which are filed after September 30, 1999. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to the Companies. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing. Sellers shall reimburse Buyer for Taxes of the Companies with respect to such periods within fifteen (15) days prior to any payment by Buyer or the Companies of such Taxes to the extent such Taxes were not accrued as a liability on the Final Purchase Price Statement and did not reduce the Purchase Price pursuant to Section 2.3 of this Agreement. Notwithstanding any other provision of this Agreement, Sellers shall be liable for, and shall indemnify and hold the Buyer Parties harmless against, all Taxes attributable to or arising out of the failure of each of the S Corps to be qualified as an "S corporation" at any time.

         (b) TAX PERIODS BEGINNING BEFORE SEPTEMBER 30, 1999 AND ENDING AFTER SEPTEMBER 30, 1999. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before September 30, 1999 and end after September 30, 1999 ("STRADDLE TAX RETURNS"). Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before September 30, 1999, shall be referred to herein as "SELLER PERIOD TAXES." Sellers shall pay to Buyer an amount equal to the Seller Period Taxes due with any Straddle Tax Returns (to the extent such Taxes are not accrued as a liability on the Final Purchase Price Statement and did not reduce the Purchase Price pursuant to Section 2.3 of this Agreement) at least ten (10) days before Buyer is required to cause to be paid the related Tax liability. Where the Seller Period Taxes involve a period which begins before September 30, 1999 and ends after September 30, 1999, such Seller Period Taxes shall be calculated as though the taxable year of the Companies terminated as of the close of business on September 30, 1999; PROVIDED, HOWEVER, that in the case of a tax not based on income, receipts, proceeds, profits or similar items, Seller Period Taxes shall be equal to the amount of tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Notwithstanding the foregoing, Sellers shall be liable for, and shall indemnify and hold Buyer and its Affiliates harmless against, any Taxes or adverse consequences arising out of the distribution of stock of F.M.P. Holding Corp. to the stockholders of Industries, all Taxes attributable to the making of the
Section 338(h)(10) Election and any Taxes arising out of the failure of each of the S Corps to be qualified as an "S corporation" at any time. In addition, Sellers shall be liable for and shall indemnify and hold Buyer and its Affiliates harmless against (i) all Taxes imposed on the Companies on or prior to the Closing Date if such Taxes are determined on a basis other than the income of the Companies (including, but not limited to sales, use, transfer, registration, value added, excise, natural resources, severance stamp, etc.); and (ii) interest, penalties or additions to Seller Period Taxes or Taxes in respect of the Tax periods ending on or before the Closing Date.

         (c)   COOPERATION ON TAX MATTERS.

              (i) Sellers, the Companies and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer shall allow Sellers to take possession of such books and records.

              (ii) Buyer shall have the right to participate in any Tax proceeding related to a pre-Closing Tax year of the Companies which may have the effect of increasing Buyer's or the Companies' Tax liability for any Tax period ending after the Closing, and Sellers shall not settle or compromise any such proceeding without Buyer's prior written consent; PROVIDED HOWEVER, Buyer hereby agrees to consent if Sellers fully indemnify Buyer for any increase in Buyer's or the Companies' Tax liability.

              (iii) Buyer and Sellers further agree, upon request by the other, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

              (iv) Without the prior written consent (which shall not be unreasonably withheld) of Buyer, neither any of Sellers nor the Companies shall make or change any election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Companies, Buyer or any Affiliate of Buyer. Sellers shall notify Buyer of any consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies within fifteen (15) days of making such consent or waiver.

         (d)   SECTION 338(h)(10) ELECTIONS.

              (i)    Each Seller and Buyer will make an election under Code
Section 338(h)(10) for the S Corps with respect to the purchase and sale of the Shares (and any corresponding provisions of state, local, or foreign law) (the "SECTION 338(h)(10) ELECTIONS") . Each Seller shall sign on a timely basis all federal and state forms used to make a Section 338(h)(10) Election requiring his or her signature, which forms shall be provided to Sellers at or prior to the Closing.

              (ii)   Sellers shall pay any Tax attributable to the making of the
Section 338(h)(10) Election with respect to the S Corps and shall indemnify Buyer and the Companies against any such federal income tax.

              (iii) Promptly after the Closing Date, Sellers shall provide to Buyer any information (including Tax elections made by or on behalf of Sellers) reasonably requested by Buyer in connection with its filing of any Section 338(h)(10) Election.

              (iv) The Purchase Price and other relevant items shall be allocated among the assets of the Companies in accordance with their fair market values as determined by the Seller Representative with the consent of Buyer (which consent shall not be unreasonably withheld). The Seller Representative shall deliver a schedule setting forth the fair market value of the assets and such allocation within ninety (90) days after the Closing Date. Buyer and Sellers shall file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value.

         (e) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate level gains tax triggered by the sale of the Companies' stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if requested by applicable law, Buyer will, and will cause the Companies to, join in the execution of any such Tax Returns and documentation.

         8.11 USE OF FELIX NAME. At the Closing, the Sellers shall cause each of their Affiliates to change its name to a name which does not use the word or a word similar to "Felix." After the Closing, the Sellers covenant and agree not to and to cause each of their Affiliates not to use the word or a word similar to "Felix" as a trade, corporate or business name.

         8.12 SURETY BONDS. Buyer agrees to use reasonable efforts to remove Felix Communications Corp., F.M.P. Holding Corp., and Felix General Contracting, Inc. (collectively, the "ADDITIONAL SURETY BOND PARTIES") as parties to The St. Paul Surety General Agreement of Indemnity (the "SURETY BOND AGREEMENT") dated as of November 17, 1998 executed by each of Industries, Equities, and the Additional Surety Bond Parties. Sellers represent and warrant that there are no surety bonds, undertakings, Guaranties, stipulations or other obligatory agreements (collectively, "BONDS") executed or procured by any of the Additional Surety Bond Parties pursuant to the Surety Bond Agreement. Sellers covenant and agree to cause the Additional Surety Bond Parties not to have any surety, guarantor or similar Person issue any Bonds pursuant to the Surety Bond Agreement.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 AMENDMENT AND WAIVER. This Agreement may be amended, and any provision of this Agreement may be waived; PROVIDED THAT any such amendment or waiver will be binding upon Sellers only if such amendment or waiver is set forth in a writing executed by Sellers, and any such amendment or waiver will be binding upon the Companies, after the Closing, and Buyer only if such amendment or waiver is set forth in a writing executed by Buyer or the Companies, as the case may be. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

         9.2 NOTICES. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) or sent by reputable overnight express courier (charges prepaid), or (ii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Sellers, the Companies and Buyer shall be sent to the addresses indicated below:

NOTICES TO SELLERS:

154 Route 202
Lincolndale, New York
Attn:    Felix M. Petrillo
Telecopy: (914) 248-5202


WITH A COPY TO (WHICH SHALL NOT CONSTITUTE
NOTICE TO SELLERS):

McMillan Constabile LLP
2180 Boston Post Road
Larchmont, NY 10538
Attn:    Thomas R. Constabile
         Stewart J. McMillan
Telecopy: (914) 834-0620


NOTICES TO THE COMPANIES AND BUYER:

Linc.net, Inc.
6161 Blue Lagoon Drive
Suite 300
Miami, FL 33126
Attn: Ismael Perera
Telecopy: (305) 266-0875

WITH COPIES TO (WHICH SHALL NOT CONSTITUTE NOTICE TO THE COMPANIES OR BUYER):

Banc One Equity Capital
55 West Monroe Street
16th Floor
Chicago, IL 60670
Attn:    Burton E. McGillivray
Telecopy: (312) 732-7483

Saunders, Karp & Megrue, L.P.
262 Harbor Drive
Stamford, CT 06902
Attn:    William J. Gumina
Telecopy: (203) 708-6677

Kirkland & Ellis
200 East Randolph
Chicago, IL 60601
Attn:    Ted H. Zook
         E. Paul Quinn
Telecopy:  (312) 861-2200


         9.3 SUCCESSORS AND ASSIGNS. This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Sellers prior to or after the Closing, or assigned or delegated by the Companies prior to the Closing, without the prior written consent of Buyer. Buyer may assign its rights and obligations hereunder (including its right to purchase the Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto. In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Companies or its businesses in any form of transaction without the consent of any of the other parties hereto. Buyer and, following the Closing, the Companies may assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its lenders as collateral security.

         9.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         9.5 CAPTIONS; INTERPRETATION. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. The use of the word "including" herein shall mean "including without limitation" and, unless the context otherwise required, "neither," "nor," "any," "either" and "or" shall not be exclusive. The use of the word "Company" or "Companies" herein shall be deemed to include and be a reference to a "Company" and any Subsidiary of the "Company" and the "Companies" and any Subsidiaries of the "Companies," including when such words are used in Article V hereof (Representations and Warranties Concerning the Companies and Sellers). The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.6 NO THIRD-PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Companies and creditors of the Sellers.

         9.7 COMPLETE AGREEMENT. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including that certain letter of intent dated March 31, 2000, among Linc.net, the Sellers and the Companies), whether written or oral, relating to such subject matter in any way.

         9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

         9.9 DELIVERY BY FACSIMILE. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

         9.10 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

         9.11 SCHEDULES. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

                                   LINC.NET ACQUISITION CORP. III


                                   By:_________________________________
                                   Name:
                                   Title:


                                   FELIX EQUITIES, INC.


                                   By:_________________________________
                                   Name:
                                   Title:


                                   FELIX INDUSTRIES, INC.


                                   By:_________________________________
                                   Name:
                                   Title:


                                   FELIX EQUITIES OF FLA. INC.


                                   By:_________________________________
                                   Name:
                                   Title:

                                   -----------------------------------
                                   Felix M. Petrillo


                                   -----------------------------------
                                   Carol Petrillo


                                   -----------------------------------
                                   Felix J. Petrillo


                                   -----------------------------------
                                   Michael Petrillo

                            INDEMNIFICATION SCHEDULE

         Notwithstanding anything contained in this Agreement or the Disclosure Schedules to the contrary, each of the Sellers shall jointly and severally indemnify the Buyer Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties as and when occurred for:

1. All Losses related to claims of any sort or nature made by William Vescio related to facts, events or circumstances arising on or before the Closing Date other than the aggregate amount of the remaining payments due under Section 3 of the Redemption Agreement dated September 30, 1998 between the Companies and William Vescio which amount is included in the Closing Indebtedness.

2. All Losses (including insurance deductibles, but net of insurance recovery by Buyer) related to actions, suits, proceedings, orders, investigations or claims reflected on the LITIGATION SCHEDULE, PROVIDED THAT Sellers shall not be responsible for (i) with respect to item 2 on the LITIGATION SCHEDULE, the first $66,691 of Losses relating to work on the I-287 overpass project and the first $93,022 of Losses relating to work on the Mahopac Project, (ii) with respect to item 3 on the LITIGATION SCHEDULE, the first $106,447 of Losses, or (iii) with respect to item 4 on the LITIGATION SCHEDULE, the first $14,457 of Losses.

3. All Losses (including insurance deductibles, but net of insurance recovery by Buyer) arising from or related to violations of, or any liabilities or investigatory, corrective or remedial obligations arising under, Environmental and Safety Requirements with respect to the past or current properties, facilities or operations of the Asphalt Plant in Vero Beach, Florida, whether or not constituting a breach of any representation or warranty hereunder and whether or not disclosed to Buyer prior to the Closing Date (whether on the Environmental Schedule or otherwise) or identified by Buyer or its agents or representatives through their due diligence investigations prior to the Closing Date.

4. All Losses arising from or related to any obligations or liabilities arising under Environmental and Safety Requirements or any other law with respect to environmental conditions at, under or emanating from the real property located at 290 East 132nd Street, The Bronx, New York (whether triggered by the cessation or termination of operations by any of the Companies or their Affiliates at such location or otherwise), including without limitation any investigatory, remedial or corrective obligations or any requirements for site closure or post-closure monitoring or care, regardless of when such obligations arise or occur.

                            BUYER BROKERAGE SCHEDULE

         Buyer or one of its Affiliates will pay a fee to Saunders, Karp & Megrue, Banc One Equity Capital and Carlisle Enterprises in connection with the transactions contemplated by this Agreement.